Exhibit 99.1
Consent of Morgan Stanley & Co. Incorporated
     We hereby consent to the use in the Registration Statement of Merrill Lynch & Co., Inc. on Form S-4 and in the Proxy Statement/Prospectus of Merrill Lynch & Co., Inc. and First Republic Bank, which is part of the Registration Statement, of our opinion dated January 28, 2007 appearing as Annex B to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “SUMMARY — Opinion of First Republic’s Financial Advisor,” “THE MERGER — Background of the Merger,” “THE MERGER — First Republic’s Reasons for the Merger; Recommendation of First Republic’s Board of Directors,” and “THE MERGER — Opinion of First Republic’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ JOHN P. ESPOSITO

New York, New York
May 7, 2007